As filed with the Securities and Exchange Commission on July 1, 2014

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ServiceMaster Global Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8738320
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

860 Ridge Lake Boulevard

Memphis, Tennessee 38120
(901) 597-1400
(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

AMENDED AND RESTATED SERVICEMASTER GLOBAL HOLDINGS, INC. STOCK INCENTIVE PLAN

SERVICEMASTER GLOBAL HOLDINGS, INC. 2014 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

James T. Lucke, Esq.

Senior Vice President and General Counsel

ServiceMaster Global Holdings, Inc.

860 Ridge Lake Boulevard

Memphis, Tennessee
(901) 597-1400

(Name, address and telephone number of agent for service)

With copies to:

Peter J. Loughran, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐

Accelerated filer ☐

Non-accelerated filer  ☒  (Do not check if a smaller reporting company)

Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan	Common Stock, par value $0.01 per share	6,274,753	$12.02	(2)	$78,456,641	$10,106
ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan	Common Stock, par value $0.01 per share	7,683,473	$17.00	(3)	$130,619,041	$16,824

(1)          The number of shares being registered represents the shares underlying option, restricted stock unit and restricted share awards outstanding under the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the “MSIP”), and shares reserved for issuance pursuant to future awards under the ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”).  To the extent any awards outstanding under the MSIP are terminated, forfeited or otherwise lapse without issuance of shares subsequent to the date of this Registration Statement, up to 6,274,753 shares of Common Stock reserved for issuance pursuant to such awards will become available for issuance under the Omnibus Plan.  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)        Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $12.02, the weighted average exercise price per share of Common Stock underlying outstanding option awards under the MSIP, with respect to the 5,665,494 shares covering outstanding options and on the basis of $17.00 per share of Common Stock, which is the initial public offering price, for the remaining 609,259 shares.

(3)          Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $17.00 per share of Common Stock, which is the initial public offering price.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

Item 3.    Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by ServiceMaster Global Holdings, Inc. (the “Company”) are incorporated herein by reference:

(1)   the Company’s prospectus filed with the Commission on June 27, 2014 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-194772);

(2)   the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36507) filed with the Commission on June 17, 2014.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Delaware General Corporation Law

ServiceMaster Global Holdings, Inc. is incorporated under the laws of the State of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL.

Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

Our Second Amended and Restated Certificate of Incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

• any breach of the director’s duty of loyalty;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

• Section 174 of the DGCL (unlawful dividends); or

• any transaction from which the director derives an improper personal benefit.

Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

The Company and The ServiceMaster Company, LLC (“SvM”) are parties to indemnification agreements with Clayton, Dubilier & Rice, LLC (“CD&R”), investment funds sponsored by or affiliated with CD&R (collectively and with CD&R, the “CD&R Entities”), StepStone Group LP (“StepStone”), JPMorgan Chase Funding, Inc. (“JPMorgan”) and Ridgemont Partners Secondary Fund I, L.P. (“Ridgemont”).

Under the indemnification agreements, the Company and SvM indemnify the CD&R Entities, StepStone, JPMorgan and Ridgemont, and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out performance of the consulting agreements, transaction fee agreements and certain other claims and liabilities, including liabilities arising out of financing agreements and securities offerings.

In connection with the Company’s initial public offering, we entered into an indemnification agreement with each of our directors. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our Second Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers, may, in such capacities, incur.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on July 1, 2014.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:
/s/ James T. Lucke
Name: James T. Lucke
Title: Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 1, 2014 by the following persons in the capacities indicated.

Signature	Title

/s/ Robert J. Gillette	Director and Chief Executive Officer (Principal Executive Officer)
Robert J. Gillette

/s/ Alan J.M. Haughie	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Alan J.M. Haughie

/s/ John P. Mullen	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
John P. Mullen

*	Director
Richard P. Fox

*	Director
Darren M. Friedman

*	Director and Chairman
John Krenicki, Jr.

*	Director
Sarah Kim

*	Director
Stephen J. Sedita

*	Director
David H. Wasserman

* By:	/s/ James T. Lucke
James T. Lucke
as Attorney-in-Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

3.1	Second Amended and Restated Certificate of Incorporation of ServiceMaster Global Holdings, Inc.

3.2	Second Amended and Restated By-Laws of ServiceMaster Global Holdings, Inc.

4.1	Form of Common Stock Certificate incorporated by reference to Exhibit 4.18 to the Registrant’s Registration Statement on Form S-1/A (No. 333-194772) (the “S-1 Registration Statement”).

5.1	Opinion of Debevoise & Plimpton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

99.1	Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended as of October 25, 2012, incorporated by reference to Exhibit 10.46 to the S-1 Registration Statement.

99.2	ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.73 to the S-1 Registration Statement.